Exhibit 99.1

Matrixx Initiatives, Inc. Introduces Nasal Comfort™, a New Brand and
Product for Enhancing Respiratory Health

Company provides revenue and earnings guidance for 2005

PHOENIX, February 22, 2005; Matrixx Initiatives, Inc. (Nasdaq: MTXX), a rapidly growing innovator in the development and marketing of branded over-the-counter pharmaceuticals, today announced a new brand and product line. The Company anticipates initial sales and shipments will begin in the second quarter of 2005.

     The initial offering under Matrixx’s new brand, Nasal Comfort™, is a unique product designed to improve the critical functions of the nasal cavity and its role in the respiratory process. Nasal Comfort is a preservative free, sterile, hyper-tonic aqueous solution with essential salts and oils that cleanses and moisturizes the nose. The new product will be packaged in a pharmaceutical grade dispenser, employing a patented one-way, micro-filtration pump.

     Carl Johnson, President and Chief Executive Officer, said, “Nasal Comfort is a unique product for people interested in healthier breathing in general, and those susceptible to nasal congestion, irritation, or dryness associated with asthma, sinusitis, and allergies. Nasal Comfort is a new alternative to help improve the critical functions of the nose. The results of our consumer use test were very positive. Overall, consumers found Nasal Comfort extremely unique and purchase intent was very high.”

     Mr. Johnson continued, “Nasal Comfort is a great opportunity for the Company. The new brand continues our vision of employing unique delivery systems to help improve the lives of consumers. We will leverage the experience we gained in growing the Zicam franchise to launch Nasal Comfort and position the new brand as a must-have product for consumers interested in respiratory health. We believe 2005 will be an exciting year as we launch a new brand and concept, introduce new Zicam products, and make improvements to our existing product line.”

     Matrixx also announced expectations for 2005. The Company expects annual net sales will increase 25-35% over the $60.2 million recorded in 2004. The Company also expects net income will grow 10-20% above the level realized in 2004. In 2004, Matrixx earned $0.52 per share.

     According to William Hemelt, Executive Vice President and Chief Financial Officer, “As discussed previously, in 2005 we anticipate increased investment in research & development and marketing, along with a continued high level of legal expense, will slow the rate of net income growth compared to the growth rates in prior years. We are committed to supporting the new brand, Nasal Comfort; increasing sales of Zicam products within all three of the market groups (cold, allergy/sinus, and cough); and building a pipeline of new products. We believe all of these actions will propel sales in future years and position the Company for ongoing sales and earnings growth.”

About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter (OTC) pharmaceuticals, which utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® Cold Remedy nasal gel, a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; and Zicam Nasal Moisturizer. In July 2004, Matrixx began distributing six new Cough Mist™ products for the 2004-2005 cough/cold season. Additionally, in February 2005, Matrixx announced a new brand, Nasal Comfort™, for which the Company anticipates initial sales and shipments in the second quarter of 2005. For more information regarding Matrixx products, go to www.zicam.com. To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, chief financial officer, 602-385-8888, whemelt@matrixxinc.com, or Bill Barba, investor relations, at 602-385-8881, bbarba@matrixxinc.com or Institutional Investors, Max Ramras at The RCG Group, max@thercggroup.com, 480-675-0400. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.

Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” “support,” “will,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our anticipation of initial sales and shipments of Nasal Comfort beginning in the second quarter of 2005; (ii) our belief about 2005 and the planned introduction of product improvements, new products, and a new brand; (iii) the leveraging of our experience to position the brand; (iv) our expectations that net sales will increase 25-30% and net income will grow 10-20% in 2005 over 2004; (v) our expectations that the rate of net income growth may slow; (vi) our expectations regarding levels of research and development, legal, and marketing expenses in 2005; and (vii) our belief that the Company’s actions will propel sales in future years and position the Company for sales and earnings growth. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include the severity of the next cold season, the possibility that future sales of Zicam products will not be as strong as expected, the possibility that supply issues may impact future sales of Zicam products, the possibility that the Company’s products may face increased competition or negative publicity, the potential impact of current and future product liability litigation, regulatory issues, or public relations challenges, the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; and the possibility that expenses, including legal expenses, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2004 and the Company’s Quarterly Report on Form 10-Q filed in November 2004, under the heading “Risk Factors”, both filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

-END-

2